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                                ACTV - EARTH WEB
                             JOINT VENTURE AGREEMENT


         AGREEMENT, made as of December 1, 1995, by and between Earth Web, LLC ("Earth Web"), a limited liability corporation having a place of business at 3 Park Avenue, New York, New York 10016 and ACTV, Inc., a Delaware corporation, having a place of business at 1270 Avenue of the Americas, Suite 2401, New York, New York 10020 ("ACTV").

         WHEREAS, ACTV is the owner of certain individualized television programming technology (the "ACTV Programming Technology"), which includes patents, pending patent applications, and inventions owned by ACTV, proprietary technologies, programming methods, a programming language used to achieve functionality in ACTV programming, software programs used to detect and convert ACTV Programming for display and other trade secrets, know-how and proprietary technology relating to the ACTV Programming Technology.

         WHEREAS, ACTV has particular marketing expertise and relationships with both television networks and distance learning.

         WHEREAS, Earth Web specializes in helping content providers create compelling Internet services with proprietary Internet technologies and design capability, including Java software development. Earth Web has had particular success in the area of developing strong on-line strategic relationships.

         WHEREAS, Earth Web is also engaged in research and development of a number of Internet Technologies.

         WHEREAS, ACTV and Earth Web desire to begin development of certain software which will enable the content in a television program to be dynamically linked to WWW content. ("TeleWeb") and grow a business which is significant to both companies.

         WHEREAS, it is contemplated that the general responsibilities of each party will be as follows: ACTV will take primary responsibility for sales, marketing and administration while Earth Web will take primary responsibility for the development of the specific technology, software and client support

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the parties agree as follows:





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         1. ACTV and Earth Web agree to cooperate on the  development of certain software code to provide dynamic links directly between the television content and additional material available through the WWW. This code will allow a user to move transparently between Web pages indexed to the television broadcast via URL's and other address information provided as part of the TV broadcast signal for more information or greater convenience ("Concept"). These codes would be inserted in various lines of the vertical blanking interval to push the viewer to a particular Web site. It is contemplated that upon successful development of this first project, that others will follow.

                  Excluded from the joint venture would be ongoing work Earth Web is engaged in to develop systems for content providers to update their WWW sites in real time or near real times -- such systems do not use the VBI or TV broadcast signal.

         2. Joint Venture. The parties agree to form a 50/50 joint venture to develop new product applications. It is estimated that up to $250,000 will be required for the first phase of product development to perform legal work, the purchase of certain specialized equipment, and to develop enough software code that the demonstration is credible.

         a. It is contemplated that the new product development performed by the joint venture in this first project will encompass the purchase of outside services as well as services provided by the two parties, ACTV and Earth Web. The parties agree, that for services provided by the parties to the venture, the venture will be billed at the company's direct cost rate without overhead allocation. For direct labor provided by each of the companies, software design, etc., the rate at which the venture is billed will constitute direct cost plus FICA.

         b. As additional capital is required to support on-going new product development in the joint venture, if warranted, the companies may provide capital on a 50/50 basis. The parties may agree to accept outside capital to finance further work.

         c. It will be the joint venture's responsibility and expense to protect and maximize the value of the intellectual property created by the venture.

         d. It is not initially contemplated that a new company will be formed, but rather that the marketing and operational support required to exploit the new products and applications developed by the venture be performed by ACTV and Earth Web.

         3. Once product is released by the joint venture for commercial application, ACTV will have the primary responsibility for sales, marketing and administration while Earth Web will have primary operational responsibility for the product delivery and client support.




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         a. Both companies will collaborate on sales, marketing, technology, product development, client support and operational issues.

         b. Once a product or application is sold, fifty percent (50%) of the revenue collected from sales will remain with the selling company, while fifty-percent of the sales revenue will be provided to the other company.

         c. It is currently contemplated that the support by each company in the areas of marketing, operations and client support to net against the cash distribution will be comparable. The intent is to structure a distribution which ensures that each party is equally rewarded.

         4. Termination. It is contemplated that the initial joint venture will terminate no later than December 31, 1996 and be replaced by a more definitive agreement as based on the first year's experience.

                  In the event that one of the parties elects to terminate this initial joint venture, each party shall license to the other the right to use any technology developed as part of the joint venture. This license shall constitute a royalty-free license for a period of one year from the date of termination of the joint venture. After this first year, the parties shall license to each other use of the technology at a resonable rate.

         5. Stock Options. It is contemplated that Earth Web may be granted x number of stock options in ACTV Inc. and conversely, ACTV, Inc. may be granted the equivalent in the form of x number of stock options in Earth Web, LLC. The companies will use their reasonable best efforts to grant said stock options to one another by March 1, 1996.

         6. Confidentiality Agreement. The parties will sign a mutual confidentiality agreement.

         7. New York Law. This Agreement and all matters or issues collateral thereto shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contacts made and performed entire therein.






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         8.       Entire  Understanding.  This  Agreement  contains  the  entire understanding of the parties hereto relating to the subject matter herein contained, and supersedes any and all prior agreements or understandings relating to the subject matter. This Agreement may not be changed except by a writing signed by the party sought to be charged therewith.


ACTV, INC.                                           EARTH WEB, LLC




/s/ Bruce J. Crowley                                 /s/ Jack Hidary
Bruce J. Crowley                                     Jack Hidary
Executive Vice President                             President



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